Exhibit 99.2

Contacts:

Investors	Media
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces Pricing of Upsized $550 Million Senior Subordinated Convertible Notes Offering

SAN RAFAEL, Calif., May 11, 2020 — BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced the pricing of $550.0 million aggregate principal amount of 1.25% senior subordinated convertible notes due 2027 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The aggregate principal amount of the offering was increased from the previously announced offering size of $500.0 million. BioMarin also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $50.0 million aggregate principal amount of notes. The sale of the notes is expected to close on May 14, 2020, subject to customary closing conditions.

The notes will be general senior subordinated, unsecured obligations of BioMarin and bear interest at a rate of 1.25% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. The notes will mature on May 15, 2027, unless earlier repurchased, redeemed or converted.

The initial conversion rate will be 7.2743 shares of BioMarin’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $137.47 per share). The initial conversion price of the notes represents a premium of approximately 42.5% over the last reported sale price of BioMarin’s common stock on The Nasdaq Global Select Market on May 11, 2020. The notes will be convertible at the option of the holders of the notes until the close of business on the second scheduled trading day preceding the maturity date. The notes will be convertible into shares of BioMarin’s common stock. The notes will be redeemable in whole or in part, at BioMarin’s option at any time, and from time to time, on or after May 20, 2024 at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, but only if the last reported sale price of BioMarin’s common stock has been at least 130% of the conversion price on each of at least 20 trading days during any 30 consecutive trading day window, including the trading day immediately before the date of the redemption notice.

Upon the occurrence of a “fundamental change” (as defined in the indenture governing the notes), holders of the notes may require that BioMarin repurchase for cash all or any portion of their notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, upon certain corporate events and in connection with a redemption of a notes, BioMarin will, under certain circumstances, increase the conversion rate for holders who convert notes in connection with such a corporate event or who convert notes that have been called for redemption.

BioMarin estimates that the net proceeds from the offering will be approximately $536.9 million (or $585.8 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated expenses payable by BioMarin. BioMarin intends to use $50.0 million of the net proceeds from the offering to repurchase shares of its common stock either concurrently with the offering in privately negotiated transactions with purchasers of the notes effected through one of the initial purchasers or its affiliate, as BioMarin’s agent, or following the offering in privately negotiated or other repurchase transactions. BioMarin intends to use a majority of the net proceeds from the offering to repay, repurchase or settle in cash some or all of its 1.50% senior subordinated convertible notes due in 2020, although it does not intend to effect any such repayment, repurchase or settlement concurrently with the offering. BioMarin intends to use the remainder of the net proceeds for general corporate purposes.

The offer and sale of the notes and the shares of BioMarin common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, the notes and such shares may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for serious and life-threatening rare genetic diseases. The Company’s portfolio consists of six commercialized products and multiple clinical and pre-clinical product candidates.

BioMarin® is a registered trademark of BioMarin Pharmaceutical Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements concerning the expected closing of the offering and the share repurchase and the anticipated use of the net proceeds from the offering. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “will,” or similar expressions and the negatives of those words. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that BioMarin expects. These risks and uncertainties include market risks, trends and conditions. These and other risks are more fully described in BioMarin’s filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in its Quarterly Report on Form 10-Q for the year ended March 31, 2020. It is not possible for BioMarin to predict all risks, nor can BioMarin assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements it may make. In light of these risks, you should not place undue reliance on such forward-looking statements. Forward-looking statements represent BioMarin’s beliefs and assumptions only as of the date of this press release. BioMarin disclaims any obligation to update forward-looking statements.

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